SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 29, 2005

Thomas Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-22010	72-0843540
(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500 Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 869-3400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Election of Dorsey R. Gardner to Board of Directors

At the Annual Meeting of Stockholders held on June 29, 2005, Dorsey R. Gardner was elected to serve as a member of the board of directors. Mr. Gardner is a shareholder of Thomas Group, Inc., and will serve on the Audit, Compensation, Nominating, Governance and Strategic Planning committees of the board. On April 27, 2005, as permitted by the Company’s amended and restated Bylaws, the board increased the number of directors from seven (7) to eight (8) effective June 29, 2005 and the Nominating Committee proposed the slate for Board of Directors to include Mr. Gardner.

Mr. Gardner received his B.A. from Yale, his MBA from Harvard, and currently serves as President of Kelso Management Company, Inc.  Previously, Mr. Gardner was Vice President of Fidelity Management & Research.  Mr. Gardner serves as a director of Crane Company (NYSE), Huttig Building Products (NYSE) and Otologics, Inc.

Mr. Gardner’s nomination appeared in the Company’s proxy materials for the 2005 Annual Meeting, and in Form DEF 14A filed on April 28, 2005 with the Securities and Exchange Commission.

Appointment of David English as Chief Financial Officer

On June 29, 2005, Thomas Group, Inc. appointed David English as Vice President, Chief Financial Officer, Treasurer and Assistant Secretary. Mr. English is a Certified Public Accountant and will serve as Thomas Group’s principal financial officer. Mr. English, 38, was Assistant Controller of Thomas Group, Inc. from 2000 to 2004, and served as Controller from 2004 until June 2005. From 1997 through 2000, Mr. English served as CFO of The Nichols Companies, a construction equipment retailer. From 1996 to 1997, Mr. English served as Controller of C-CAR (NYSE), an automotive retailer, including during its initial public offering. From 1990 to 1996, Mr. English served as CFO of Southwest X-Ray Company, a medical products and equipment distributor. Prior to 1990, Mr. English was in public accounting.

Under Mr. English’s existing employment agreement, dated August 16, 2000, Mr. English is currently receiving a base salary payable at an annual rate of $125,000. Mr. English is eligible to participate in the company’s employee benefit plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Group, Inc.
(Registrant)

Date:	July 5, 2005	By:	/s/ James T. Taylor
James T. Taylor,
President & Chief Executive Officer